Corporate Resolution

Tax-Free Trust of Oregon
Tax-Free Trust of Arizona
Hawaiian Tax-Free Trust
Tax-Free Fund of Colorado
Tax-Free Fund For Utah
Churchill Tax-Free Fund of Kentucky
Narragansett Insured Tax-Free Income Fund
Aquila Rocky Mountain Equity Fund
Aquila Three Peaks High Income Fund
Churchill Cash Reserves Trust
Capital Cash Management Trust
Pacific Capital Cash Assets Trust
Pacific Capital Tax-Free Cash Assets Trust
Pacific Capital U.S. Government Securities Cash Assets Trust
(Collectively, the 'Funds')

	Be it known that the following corporate resolution is in full force and effect:


	WHEREAS The Boards of Trustees of the Funds adopted the following resolutions on motion duly made, seconded and carried unanimously at the various Funds' Boards of Trustees' Meetings held on June 8, 2007 through June 11, 2007, respectively;

	NOW, THEREFORE, BE IT RESOLVED, that the proposed fidelity bond with ICI Mutual Insurance Company be and it hereby is approved, as a joint insured bond including the respective Fund and related entities, and

	RESOLVED, that there is hereby authorized an annual premium (with premium tax), a reserve premium, a commitment to ICI Mutual Insurance Company secured by a letter of credit, and an unsecured commitment to ICI Mutual Insurance Company, and

	RESOLVED, that allocation of the annual premium and premium tax shall be in accordance with an Agreement Among Insureds to be executed by the respective Fund as an additional party, and

	RESOLVED, that the letter of credit fee for the respective Fund's secured commitment is hereby authorized, and

	RESOLVED, that the Secretary and the Assistant Secretary are hereby authorized to make any required filings with the Securities and Exchange Commission pursuant to Rule 17g-1 under the Investment Company Act of 1940.


Sealed this 19th day of July 2007.

								/s/  John M. Herndon
								_____________________
								John M. Herndon
								Assistant Secretary
      The Aquila Group of Fundssm